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Federated Investors, Inc.
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FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

March 15, 2017

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated”, or the “Company”) by its Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Thursday, April 27, 2017 in Room 334 of the David L. Lawrence Convention Center, 1000 Ft. Duquesne Boulevard, Pittsburgh, Pennsylvania, 15222 at 4:00 p.m. local time (the “Annual Meeting”). Action will be taken at the Annual Meeting for: (i) the election of directors; (ii) the approval of the Federated Investors, Inc. Annual Incentive Plan, as amended (the “Annual Incentive Plan”), and (iii) any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”), and Class B Common Stock, no par value per share (the “Class B Common Stock”), issued and outstanding. The Class B Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “FII”. Except under certain limited circumstances, the entire voting power of Federated is vested in the holder of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Rule 14c- 2 (17 C.F.R. §240.14c-2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed and/or furnished to the Shareholders on or about March 15, 2017. Federated’s 2016 Annual Report to Shareholders (the “2016 Annual Report”) accompanies this Information Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

Federated has adopted a procedure called “householding”, which has been approved by the Securities and Exchange Commission (“SEC”). Under this procedure, Federated will deliver only one copy of its 2016 Annual Report and this Information Statement to multiple Shareholders who share the same address and last name unless contrary instructions have been received from an affected Shareholder. Federated will deliver promptly upon written or oral request a separate copy of the 2016 Annual Report and this Information Statement to any Shareholder at a shared address to which a single copy of either of these documents was delivered. To receive a separate copy of the 2016 Annual Report or this Information Statement, please contact: Corporate Communications, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779 or call 1-800-341-7400.

If you are a Shareholder, share an address and last name with one or more other Shareholders and would like to revoke your householding consent, or you are a Shareholder and are eligible for householding and would like to participate in householding, please contact: Broadridge, ATTN: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE 2016 ANNUAL REPORT AND

INFORMATION STATEMENT FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2017.

THIS INFORMATION STATEMENT AND THE 2016 ANNUAL REPORT ARE AVAILABLE ON THE

INTERNET AT http://corp.federatedinvestors.com.

VOTING SECURITIES

Only the holder of record of Class A Common Stock at the close of business on February 27, 2017 (record date for Annual Meeting) will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On the record date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are Mr. J. Christopher Donahue, Federated’s President and Chief Executive Officer and Chairman of the Board, Thomas R. Donahue, Federated’s Vice President, Chief Financial Officer, and Treasurer, and a member of the Board, and Rhodora J. Donahue, their mother, for the benefit of certain members of the Donahue family. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”) and qualifies for and relies upon exemptions available to controlled companies under the NYSE Rules. A “controlled company” is not required to comply with certain requirements of the NYSE Rules, such as the requirements of NYSE Rules 303A.01 (requiring a majority of independent directors), 303A.04 (requiring a nominating committee consisting entirely of independent directors) and 303A.05 (requiring a compensation committee consisting entirely of independent directors).

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors, will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the Annual Meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote the shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. The approval of the Annual Incentive Plan will require a majority of the votes cast. The trustees of the Voting Trust have advised Federated that they intend to vote in favor of all the directors nominated by the Board and for approval of the Annual Incentive Plan.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of eight members. The current directors of Federated are: Messrs. Joseph C. Bartolacci, J. Christopher Donahue, Thomas R. Donahue, Michael J. Farrell, John B. Fisher, David M. Kelly, and John W. McGonigle and Ms. Marie Milie Jones. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was elected and until a successor is elected and qualified.

The Board has nominated Messrs. Joseph C. Bartolacci, J. Christopher Donahue, Thomas R. Donahue, Michael J. Farrell, John B. Fisher, and John W. McGonigle and Ms. Marie Milie Jones for election as directors. All of the nominees currently serve as members of the Board. On Thursday, October 27, 2016, the Board approved (1) an increase in the number of directors comprising the Board from seven to eight members, and (2) the election of Joseph C. Bartolacci as an independent director of Federated to fill the vacancy created by the expansion of the Board to eight members.

Joseph C. Bartolacci Age 56	Mr. Joseph C. Bartolacci was appointed to the Board in October 2016. Since 2006, Mr. Bartolacci has served as Chief Executive Officer of Matthews International Corporation (“Matthews”), a provider principally of brand solutions, memorialization products and industrial products. He also serves as President of Matthews. From 2005 to 2006, he was President and Chief Operating Officer of Matthews. Since 2005, Mr. Bartolacci also has served as a member of the Board of Directors of Matthews. Prior to 2005, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews) and General Counsel of Matthews. He also serves on the Matthews Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, the boards of various subsidiaries of Matthews, and the Board of Directors of Saint Vincent College and the Carnegie Science Center. Mr. Bartolacci also previously served on the Citizens Bank Mid-Atlantic Regional Advisory Board.

In determining that Mr. Joseph C. Bartolacci should serve as a director of Federated, the Board identified his background in accounting (B.A., Accounting, Saint Vincent College and past experience as a Certified Public Accountant), his experience as a lawyer in private practice at Reed Smith LLP and as General Counsel of Matthews, his business and senior management experience at Matthews, and his experience serving as a board member of Matthews.

J. Christopher Donahue Age 67	Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated since 1998 and was elected as Chairman of Federated effective April 28, 2016. He also serves as a director, trustee or officer of various Federated subsidiaries. He is President of 30 investment companies managed by subsidiaries of Federated. He is also director or trustee of 33 investment companies managed by subsidiaries of Federated. Mr. Donahue is the son of John F. Donahue who serves as Chairman Emeritus of Federated and the brother of Thomas R. Donahue who serves as Vice President, Treasurer, and Chief Financial Officer and director of Federated.

In determining that Mr. J. Christopher Donahue should serve as a director of Federated, the Board identified his wealth of knowledge of Federated and its subsidiaries as Chief Executive Officer of the Company, his legal background, his knowledge of the investment management industry and his general executive management experience.

Thomas R. Donahue Age 58	Mr. Thomas R. Donahue has served as Vice President, Treasurer and Chief Financial Officer of Federated since 1998. Mr. Donahue previously served as a member of the Board from May 1988 to April 2004 and was re-elected to the Board on April 28, 2016. He also serves as an Assistant Secretary of Federated and he is President of FII Holdings, Inc., a wholly-owned subsidiary of Federated. Mr. Donahue also serves as a director, trustee or officer of various other Federated subsidiaries. He is also director or trustee of seven investment companies managed by subsidiaries of Federated. Mr. Donahue is the son of John F. Donahue who serves as Chairman Emeritus of Federated and the brother of J. Christopher Donahue who serves as President, Chief Executive Officer, Chairman and director of Federated.

In determining that Mr. Thomas R. Donahue should serve as a director of Federated, the Board identified his wealth of knowledge of Federated and its subsidiaries as Chief Financial Officer of the Company, his corporate finance background, his knowledge of the investment management industry, his service on several other boards of directors, and his general executive management experience.

Michael J. Farrell Age 67	Mr. Michael J. Farrell was elected to the Board in August 1998. He has been the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies, since 1982. Additionally, he served as Chief Executive Officer of Standard Steel, LLC, a vertically integrated manufacturer and marketer of forged steel railway wheels and axles, from July 2001 until its acquisition in August 2011, at which time he resigned from the company. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant. Prior to his resignation on March 4, 2014, Mr. Farrell was a member of the Board of Directors of TriState Capital Holdings, Inc.

In determining that Mr. Michael J. Farrell should serve as a director of Federated, the Board identified his extensive background in finance as President of a merchant banking firm and his general executive management experience.

John B. Fisher Age 60	Mr. John B. Fisher has served as Vice President of Federated since 1998. Mr. Fisher previously served as a member of the Board from May 1998 to April 2004 and was re-elected to the Board on April 28, 2016. He has also been President and Chief Executive Officer of the Federated Advisory Companies since 2006 and serves as a board member for each of these subsidiaries that are wholly-owned by Federated. He also serves as a director, trustee or officer of certain other Federated subsidiaries. Prior to 2006, he served as the President of the Institutional Sales Division of Federated Securities Corp., a wholly owned subsidiary of Federated. Mr. Fisher is President of three, and director or trustee of 26, investment companies managed by subsidiaries of Federated.

In determining that Mr. John B. Fisher should serve as a director of Federated, the Board identified his wealth of knowledge of Federated and its subsidiaries as a Vice President of the Company, his financial, sales and investment background, his knowledge of the investment management industry, and his general executive management experience.

Marie Milie Jones Age 54

Ms. Marie Milie Jones was elected to the Board in April 2014. Since June 2011, Ms. Jones has been a founding partner of JonesPassodelis PLLC, a law firm that concentrates in, among other areas, civil rights and employment law, commercial litigation, and professional liability law. In addition, from 1987 until June 2011, she practiced law at Meyer, Darragh, Buckler, Bebeneck & Eck P.L.L.C., where she was elected partner in 1993 and managing partner in 1998.

In determining that Ms. Marie Milie Jones should serve as a director of Federated, the Board identified her extensive legal and management experience as a law firm partner, managing partner and founding partner, as well as her experience serving as a board member for Duquesne University, where she has been Chairman of the Board since 2009, and for St. Vincent’s Seminary Board of Regents.

John W. McGonigle Age 78	Mr. John W. McGonigle has been a director of Federated since 1998. He has served as Executive Vice President, Chief Legal Officer and Secretary of Federated since 1998 and as Vice Chairman since 2003. Mr. McGonigle is also Chairman of Federated International Management Limited, a wholly owned subsidiary of Federated. He also is a director or trustee of certain other subsidiaries of Federated. Mr. McGonigle is also Secretary and Executive Vice President of 33 registered investment companies managed by subsidiaries of Federated.

In determining that Mr. John W. McGonigle should serve as a director of Federated, the Board identified his extensive knowledge of the Company and its subsidiaries and the regulations affecting them as Chief Legal Officer of the Company, his knowledge of the investment management industry as a whole and his general executive management experience.

Mr. Bartolacci was recommended to the Board by J. Christopher Donahue, Federated’s President, Chief Executive Officer and Chairman, and Mr. David M. Kelly, an independent director of Federated.

Mr. David M. Kelly was not re-nominated for election as director of Federated because he has reached the maximum age (75) permitted for an independent director under Federated’s Corporate Governance Guidelines. Mr. Kelly was first elected to the Board in April 2004. He retired in 2007 as Chairman, Chief Executive Officer, and President of Matthews. Mr. Kelly is a member of the Board of Directors of Mestek, Inc., and Mesa Laboratories, Inc. Prior to his retirement in June 2015, Mr. Kelly was a member of the Board of Directors of Elliott Turbomachinery, Inc. Mr. Kelly served as Federated’s Lead Independent Director. Mr. Kelly lent his extensive knowledge and experience in corporate oversight, leadership and executive management to Federated’s Board during his tenure. With great gratitude, Federated’s management and Board members would like to thank Mr. Kelly for his invaluable service and contributions to the Board and Federated.

The Board has determined that Messrs. Bartolacci, Farrell and Kelly, and Ms. Jones, are “independent” as defined by the NYSE Rules applicable to “controlled companies” such as Federated. In making this determination, the Board considered all relevant facts and circumstances. Messrs. Bartolacci, Farrell and Kelly, and Ms. Jones, have no relationship with Federated that impacts their independence.

It is anticipated that, upon the approval of the seven nominees for director at the Annual Meeting, the Board will approve a decrease in the number of directors comprising the Board from eight to seven members at its meeting that immediately follows the 2017 Annual Meeting. Only the number of nominees named above (seven) are eligible for election at the 2017 Annual Meeting.

Meetings and Committees of the Board

In 2016, the Board met on six occasions. The Board has an Audit Committee, Compensation Committee and Compliance Committee. The Board does not have a Nominating Committee; the Board as a whole performs this function. During 2016 all directors attended at least seventy-five percent of the meetings of the Board and the committees on which they served for time periods when they were members of the Board. Mr. John F. Donahue was not re-nominated for election as a director at the 2016 Annual Meeting of Shareholders and, therefore, was not a Board member after the 2016 Annual Meeting of Shareholders on April 28, 2016. The Board approved the appointment of Mr. Bartolacci effective after the Board meetings on October  27, 2016.

Audit Committee

The Audit Committee currently consists of Messrs. Joseph C. Bartolacci, Michael J. Farrell and David M. Kelly, and Ms. Marie Milie Jones, none of whom is a current or former officer or employee of Federated. Since Mr. Kelly is not being re-nominated for election to the Board, after the 2017 Annual Meeting on April 27, 2017, Mr. Kelly will no longer be a director or member of the Audit Committee. Mr. Farrell is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board has determined that the members of the Audit Committee are “independent” as defined by the NYSE Rules applicable to audit committee members of a “controlled company.”

The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated, the independent registered public accounting firm’s qualifications and independence, the performance of Federated’s internal audit function and independent registered public accounting firm, and Federated’s compliance with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. In performing its responsibilities, the Audit Committee reviews the audit plans of Federated’s internal auditors and the independent registered public accounting firm and monitors their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s internal auditors, independent registered public accounting firm, legal counsel and responsible officers. In 2016, the Audit Committee met on five occasions.

The Board has determined that Messrs. Bartolacci, Kelly and Farrell are audit committee financial experts as defined under federal securities laws.

Audit Committee Report

The Audit Committee oversees Federated’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has met to review and discuss the audited financial statements in the 2016 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, relating to the independent registered public accounting firm’s independence from management and Federated, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has considered whether the provisions of non-audit services by the independent registered public accounting firm are compatible with maintaining their independence.

The Audit Committee discussed with Federated’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC. The Audit Committee also selected Federated’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Respectfully Submitted:

Michael J. Farrell, Audit Committee Chairman

Joseph C. Bartolacci, Audit Committee Member

David M. Kelly, Audit Committee Member

Marie Milie Jones, Audit Committee Member

Compensation Committee

The Compensation Committee, which operates pursuant to a written charter, consists of Messrs. Joseph C. Bartolacci, Michael J. Farrell and David M. Kelly, and Ms. Marie Milie Jones. Since Mr. Kelly is not being re-nominated for election to the Board, after the 2017 Annual Meeting on April 27, 2017, Mr. Kelly will no longer be a director or member of the Compensation Committee. Mr. Farrell is Chairman of the Compensation Committee. It is anticipated that, upon the approval of his election to the Board at the Annual Meeting, Mr. Bartolacci will be appointed as Chairman of the Compensation Committee by the Board at its meeting that immediately follows the Annual Meeting. The Compensation Committee establishes performance measures and certifies achievement, recommends and approves compensation levels of executive officers, awards share-based compensation, works with senior management on benefit and compensation programs for Federated employees, and monitors local and national compensation trends to ensure that Federated’s compensation program is competitive within the mutual fund industry. The Compensation Committee has delegated its full power and authority under the Annual Incentive Plan to the Chief Executive Officer with respect to all employees other than those subject to Section 16 of the Exchange Act. Currently, the following persons are subject to Section 16 of the Exchange Act: Gordon J. Ceresino, John F. Donahue, J. Christopher Donahue, Thomas R. Donahue, John B. Fisher, Eugene F. Maloney, John W. McGonigle, Richard A. Novak, Paul A. Uhlman and Steven Van Meter and non-employee members of the Board. In 2016, the Compensation Committee met on four occasions.

As members of the Compensation Committee, Messrs. Bartolacci, Farrell and Kelly, and Ms. Jones, are deemed to be outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors as defined in Rule 16b-3 of the Exchange Act.

Compensation Risk

The Compensation Committee collaborates with Federated’s management in reviewing the material terms of Federated’s compensation policies and programs for all employees, and evaluates the intended behaviors each is designed to incent to ensure that such policies and programs do not encourage excessive risk-taking that could result in a material, adverse impact to the Company. The Compensation Committee believes that Federated’s compensation policies and programs do not give rise to risks reasonably likely to have a material adverse effect on the Company.

Corporate Governance

To address corporate governance matters and communicate its business standards, Federated has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to directors, officers and employees of Federated. Copies of these materials as well as Charters for the Audit, Compensation, and Compliance Committees are available on Federated’s website at FederatedInvestors.com by first clicking on “About Federated” and then “Corporate Governance.” The information is also available in print upon written request.

Under Federated’s policies, the directors are expected to attend the Annual Meeting. All of the directors on the Board at the time of the 2016 Annual Meeting of Shareholders attended the 2016 Annual Meeting. Since Mr. Bartolacci was not a Board member at the time of the 2016 Annual Meeting of Shareholders, Mr. Bartolacci did not attend.

Communications with the Board

Independent members of the Board have regularly scheduled executive sessions without management participation. Mr. David M. Kelly presides over these meetings. Since Mr. Kelly is not being re-nominated for election to the Board, after the Annual Meeting, Mr. Kelly will no longer serve this role. It is anticipated that, upon the approval of his election to the Board at the Annual Meeting, Mr. Farrell will be selected to serve as Lead Independent Director. In order that shareholders and other interested parties may make their concerns known to the independent directors as well as to the Audit Committee, Compliance Committee, and the full Board, the Board has established a telephone messaging system and an internet-based anonymous incident reporting system. All messages will be forwarded to Federated’s Chief Compliance Officer (“CCO”) for review, who will prepare a summary of such communications for the independent directors, the Audit Committee, the Compliance Committee, or the full Board as appropriate. Information concerning the use of the messaging system and the reporting system can be obtained on Federated’s website at FederatedInvestors.com by first clicking on “About Federated”, “Investor Relations” and then “Corporate Governance.”

Board Leadership Structure

In 2016, Mr. J. Christopher Donahue was elected as President and Chief Executive Officer, and Chairman, of the Company. The Board does not have a policy with respect to whether the Chairman should be an independent director, an affiliated director or a member of Company management. The Company’s policy as to whether the role of Chief Executive Officer and Chairman should be separate is to adopt the practice that best serves the Company’s and Shareholders’ interests at any particular time. Currently, the Board believes that, given Mr. J. Christopher Donahue’s knowledge, experience and strategic vision, and the evolving investment management industry, combining the roles of Chairman, President and Chief Executive Officer would best serve the interests of the Company and its Shareholders. Additionally, the Board has currently designated Mr. David M. Kelly as Lead Independent Director. In that capacity, he chairs all executive sessions of the independent directors and serves as a liaison between the independent directors and management. Since Mr. Kelly is not being re-nominated for election to the Board, after the Annual Meeting, Mr. Kelly will no longer serve as Lead Independent Director. It is anticipated that, upon the approval of his election to the Board at the Annual Meeting, Mr. Farrell will be appointed Lead Independent Director by the Board at its meeting that immediately follows the 2017 Annual Meeting. The Board believes this leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the non-management directors.

Risk Oversight

The Board has oversight responsibility for risk management, focusing on significant risks facing Federated, including operational, financial, legal, compliance and macro-economic risks. The Board and its committees work closely with management to monitor risk and it is management’s responsibility to manage risk and bring to the Board’s attention material risks to the Company. The Board has delegated responsibility to certain Board committees for the oversight of specific risks as follows:

•	The Compliance Committee is responsible for monitoring and reviewing significant legal, compliance and regulatory matters involving Federated. It accomplishes this by receiving regular reports from Federated’s Chief Risk Officer (“CRO”) and CCO, and meeting in executive session with these individuals as necessary.

•	The Audit Committee is responsible for monitoring and reviewing Federated’s policies and procedures relating to the financial reporting process, including the internal control process. It also monitors the Company’s internal audit function, the work performed by the independent registered public accounting firm and the Company’s compliance with related applicable legal and regulatory requirements. It accomplishes these tasks by receiving regular reports from Federated’s Chief Audit Executive (“CAE”), as well as from Federated’s independent registered public accounting firm. It also meets in regular executive sessions with the CAE and the independent registered public accounting firm.

In addition, the Board as a whole receives regular reports on significant legal and regulatory matters from Federated’s General Counsel.

Federated maintains several departments which focus on risk assessment and mitigation. It maintains an Enterprise Wide Risk Management department (“Risk Management”) headed by the CRO. Risk Management implements the processes established to report and monitor material risks to the Company. The CRO reports directly to the Compliance Committee of the Board on a quarterly basis and the full Board as appropriate. The CRO reports to the Compliance Committee on significant enterprise risks such as regulatory, compliance and business risks as well as top investment-related risks that could impact the investment products under management by Federated. The CRO also provides the Compliance Committee with regular updates on enterprise risk initiatives being conducted by Risk Management.

Federated also maintains a Compliance Department headed by the CCO. The function of the Compliance Department and the role of the CCO are intended to operate in a manner consistent with Rule 38a-1 under the Investment Company Act of 1940 and Rule
206(4)-7 of the Investment Advisers Act of 1940, respectively. The Compliance Department’s primary responsibility is to assure that compliance and ethical standards are in place within Federated and that policies and procedures have been adopted and implemented that are reasonably designed to prevent violation of federal securities laws and regulations. The CCO, like the CRO, reports directly to the Compliance Committee on significant compliance issues and initiatives on a quarterly basis and the full Board as appropriate.

Federated also maintains an Internal Audit Department headed by the CAE. The function of the Internal Audit Department is to provide an internal assessment of business processes, including assessments of Federated’s internal controls over the financial reporting process. It also provides consulting services to Federated business units to better allow such units to assess and monitor risk relating to their business processes. The CAE reports directly to the Audit Committee on significant internal audit-related issues, as well as on the progress of management’s review of the internal controls over financial reporting on a quarterly basis.

Each of the CCO, CAE, CRO and General Counsel has the authority to contact the Board directly at any time to discuss risk-related matters if they deem it necessary. In addition, Federated fosters effective communications among its various departments by maintaining an internal compliance committee that meets at least quarterly and consists of the CCO, CAE, CRO and General Counsel. This committee presents a formal mechanism for these department heads to discuss compliance- and risk-related matters at Federated.

Federated believes that the division of risk management responsibilities described above is an effective approach for addressing the risks facing Federated and that the Board leadership structure, described above, supports this approach.

Nomination of Directors

Under the NYSE Rules, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and, therefore, does not have a nominating committee charter in reliance on the NYSE Rules exemption. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee.

The Board does not currently consider director candidates recommended by Shareholders and does not have a formal policy with regard to consideration of director candidates recommended by Shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise, and its evaluation of other prospective nominees. Although the Board does not have a formal policy regarding the consideration of diversity in identifying nominees for director, the Board believes directors should be selected so that the Board is a diverse body. In order to achieve this result, the Board seeks nominees who reflect differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that it believes will strengthen the Board as a whole. Nominees for directorship are recommended to the Board by Federated’s Chief Executive Officer and its other directors. An invitation to join the Board will generally be extended by Federated’s Chairman and Chief Executive Officer.

Compensation of Directors

Members of the Board who are also employees of Federated do not receive compensation for their service as directors. For their service as directors, non-management directors receive (i) $50,000 per year; (ii) $5,000 per year for each Board Committee Membership; (iii) $2,500 per year for Compliance and Compensation Committee Chairmanship and for Lead Independent Director/$7,500 per year for Audit Committee Chairmanship (each of the aforementioned payable in quarterly installments); (iv) $1,500 per attendance at a special meeting of the Board payable when such meetings occur; and (v) 1,900 shares of unrestricted Class B Common Stock annually pursuant to the Federated Investors, Inc. Stock Incentive Plan, as amended (the “Stock Incentive Plan”). At its meeting on February 23, 2017, the Board approved, effective after the meeting of the Board that immediately follows the Annual Meeting, increasing the annual fee for Compliance and Compensation Committee Chairmanship and for Lead Independent Director from $2,500 per year to $5,000 per year. At that February 23, 2017 meeting, the Board also approved increasing the number of shares of unrestricted Class B Common Stock annually granted (typically after the Annual Meeting of Shareholders each year) pursuant to Federated’s Stock Incentive Plan to non-management directors from 1,900 shares to 2,000 shares. Federated also paid the premiums for term life insurance and travel/accident insurance for each of Messrs. Bartolacci, Farrell and Kelly, and Ms. Jones, which, in the aggregate, cost Federated approximately $180 in 2016.

Director Compensation Table

The following table sets forth compensation information for the fiscal year ended December 31, 2016 for Federated’s non-management directors.

2016 DIRECTOR COMPENSATION TABLE

Name (1)	Fees earned or paid in cash ($)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
Joseph C. Bartolacci	8,832	0	152	8,984
Michael J. Farrell	75,000	60,040	3,317	138,357
David M. Kelly	70,000	60,040	270	130,310
Marie Milie Jones	65,000	60,040	299	125,339

(1)	The compensation of Messrs., J. Christopher Donahue, Thomas R. Donahue, John B. Fisher and John W. McGonigle is set forth in the 2016 Summary Compensation Table. Messrs. J. Christopher Donahue, Thomas R. Donahue, John B. Fisher and John W. McGonigle do not receive any additional compensation for services provided as a director of Federated.
(2)	The amounts in this column reflect the grant date fair value of 1,900 shares of unrestricted Class B Common Stock granted to each of Messrs. Farrell and Kelly, and Ms. Jones, as non-management directors in 2016 pursuant to the Stock Incentive Plan. The grant date fair value reflects the closing price of $31.60 for Federated Class B Common Stock on the NYSE on April 29, 2016. As of December 31, 2016, each of Messrs. Bartolacci, Farrell and Kelly, and Ms. Jones, had the following number of stock options outstanding: Joseph C. Bartolacci: 0, Michael J. Farrell: 9,000, David M. Kelly: 9,000, and Marie Milie Jones: 0. Any stock options still outstanding were granted in 2009 or earlier. There have been no stock options granted since that time.
(3)	The amounts in this column reflect imputed income for Federated-provided life and travel/accident insurance. For Mr. Farrell, it also reflects the cost of spousal travel.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement.

Respectfully Submitted:

Michael J. Farrell, Compensation Committee Chairman

Joseph C. Bartolacci, Compensation Committee Member

David M. Kelly, Compensation Committee Member

Marie Milie Jones, Compensation Committee Member

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The investment management business is highly competitive and experienced professionals have significant career mobility. Federated’s ability to attract, retain and properly motivate highly qualified professionals is a critical factor in maintaining Federated’s competitive position within the investment management industry and ensuring Federated’s future success. Accordingly, Federated’s compensation program is comprised of competitive levels of cash compensation together with equity and other components that are consistent with Shareholder interests. Federated’s compensation program is designed to reward outcomes related to a variety of factors including Federated’s revenues, earnings, earnings on a per share basis, and return on equity and payout ratio. Additional consideration is given to Federated’s investment and financial performance as measured against other similar companies within the investment management industry and the performance of Federated’s stock. Federated’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers are referred to herein as the “Named Executive Officers.”

Allocation Among Compensation Components

As previously noted, each component of Federated’s compensation program is designed to be competitive within the investment management industry and to align the interests of Federated’s executive officers with those of Federated’s Shareholders. The final determination on setting compensation for executive officers rests with the Compensation Committee. The Compensation Committee takes a holistic approach to assessing and determining the components of each executive officer’s total compensation. The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to Company and individual performance. The Compensation Committee not only considers a variety of factors relating to Company performance including Federated’s Operating Profits (as defined hereinafter), revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in Federated’s peer group, as discussed below. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as the effectiveness of marketing and sales efforts. The Compensation Committee subjectively considers a number of different individual and corporate performance factors, but gives no specific weighting to any such factor. Each component of compensation is reviewed independently each year, taking into consideration both Company and individual results as well as comparative peer group information.

Peer Group. In 2016, Federated engaged Deloitte Consulting (“Deloitte”), a nationally recognized consulting firm with expertise in executive compensation practices and program design, to conduct a study of the compensation of executive officers at Federated and eleven of Federated’s peers within the investment management industry. The Compensation Committee has reviewed Federated’s relationships with, and the services provided by, Deloitte and has not identified any conflicts of interest.

Federated’s peer group selected for purposes of Deloitte’s study included Affiliated Managers Group, Inc.; AllianceBernstein Holding LP; BlackRock, Inc.; Calamos Asset Management, Inc.; Eaton Vance Corp.; Franklin Resources, Inc.; Invesco Ltd.; Janus Capital Group, Inc.; Legg Mason, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc. In selecting this peer group, Federated used the size criteria of approximately one-half to two times Federated in one or more of the following metrics: revenue, assets under management, net income and market capitalization. The peer group data used for purposes of Deloitte’s study is generally gathered from publicly disclosed documents of those companies. Therefore, these results will typically only relate to the five most highly compensated executive officers of a given company. Information prepared by Deloitte was provided to the Compensation Committee to assist it in its efforts to determine appropriate levels of compensation. While the Compensation Committee considers the peer data provided by Deloitte in setting executive compensation, Federated does not benchmark to a specified percentile of this peer group.

Base Salary. Base salaries are intended to form a competitive percentage of total cash compensation. Federated’s objective in paying a base salary is to provide its executive officers with a level of assured cash compensation that is commensurate with their position, expertise and accomplishments. In establishing base salaries, the Compensation Committee considers performance assessments and recommendations provided by Federated’s Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also gives consideration to Federated’s financial results from the prior year as well as the base salaries paid for comparable positions by companies in Federated’s peer group. With the exception of the base salary increase awarded to Mr. Paul A. Uhlman upon his appointment to President, Federated Securities Corp. in June 2016, the Compensation Committee did not increase executive officers’ 2016 base salaries consistent with Federated’s company-wide effort to control expenses in 2016.

Bonuses. Bonuses paid under the Annual Incentive Plan are designed to reward executive officers for the successful attainment of annual results that are consistent with Federated’s long-term growth and development. Each year, the Compensation Committee establishes one or more performance goals that must be attained for bonuses to be awarded under the Annual Incentive Plan. The performance period over which the performance goals are measured may be a calendar year, or other period of 12 months or less, for which a participant’s performance is measured as established in the discretion of the Compensation Committee. In 2016, the Compensation Committee required that Federated attain operating profits of $63.75 million for the nine month period ending September 30, 2016 for bonuses to be awarded. For purposes of the Annual Incentive Plan performance goal, operating profits are defined, for the applicable performance period, as total revenue less distributions to non-controlling (minority) interests and less total expenses (including net non-operating income/expenses and income taxes and excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated’s audited or unaudited financial statements (“Operating Profits”). Achievement of the performance goal is a condition for payment of a bonus under the Annual Incentive Plan. For the nine-month period ended September 30, 2016, Federated had Operating Profits of approximately $161.16 million. The maximum amount that may be awarded to each executive officer in a given year under the Annual Incentive Plan is $6 million. Achievement of the performance goal, however, does not serve to ensure the award of a bonus under the Annual Incentive Plan. The Compensation Committee has the discretion, in appropriate circumstances, to reduce or eliminate a bonus even if a performance goal is achieved. The awards are payable under the Annual Incentive Plan promptly after the Compensation Committee has determined that the performance goal, and any other material terms, have been achieved (but in no event later than 2  1⁄2 months after the close of the fiscal year in which the performance period ends).

In addition to the Operating Profits threshold for bonuses under the Annual Incentive Plan, in determining awards for 2016 under the Annual Incentive Plan, the Compensation Committee considered a variety of factors including Federated’s Operating Profits, revenues, earnings, earnings on a per share basis and return on equity and payout ratio. Also taken into consideration by the Compensation Committee was the performance of Federated’s stock, Federated’s investment and financial performance as measured against other similar companies within the investment management industry, and the performance assessment and recommendations made by Federated’s Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also considered the Company’s relative performance in challenging market conditions, the Company’s effective expense management and the Company’s market share.

The Compensation Committee, as noted above, also considers individual performance factors.

Individual factors the Compensation Committee considered when determining J. Christopher Donahue’s 2016 bonus award included executive leadership with respect to overall management of the Company, and executive leadership in responding to current and emerging regulatory issues.

Individual factors the Compensation Committee considered when determining Thomas R. Donahue’s 2016 bonus award included breadth of operational responsibility beyond traditional Chief Financial Officer duties, and executive leadership with respect to financial reporting, industry initiatives, and acquisitions.

Individual factors the Compensation Committee considered when determining John B. Fisher’s 2016 bonus award included executive leadership with respect to investment management, product performance and depth and breadth of fund knowledge.

Individual factors the Compensation Committee considered when determining Paul A. Uhlman’s 2016 bonus award included his successful transition to President, Federated Securities Corp., and executive leadership with respect to product sales, sales results and communications with fund shareholders.

Individual factors the Compensation Committee considered when determining John W. McGonigle’s 2016 bonus award included executive leadership with respect to legal and compliance, and executive leadership in responding to current and emerging regulatory issues.

The Compensation Committee gives no specific weighting to any of the aforementioned individual and corporate performance factors and considers each of them on a subjective basis. For 2016, consistent with past practice, the Compensation Committee, in the exercise of its discretion under the Annual Incentive Plan, reduced the amount of the bonus award from the maximum amount eligible to be attained by an executive officer.

Equity Compensation. For 2016 Annual Incentive Plan bonus awards, executives under the age of sixty-two on the date of the award generally receive eighty percent of their award amount in cash and twenty percent in the form of restricted stock (“Bonus Restricted Stock”), and may elect to receive seventy percent in cash and thirty percent in Bonus Restricted Stock. For 2016, executive officers aged sixty-two or older on the date of the award, who receive bonus awards under the Annual Incentive Plan may elect to receive 100% of such awards in cash, may elect to receive eighty percent in cash and twenty percent in Bonus Restricted Stock or may elect to receive seventy percent in cash and thirty percent in Bonus Restricted Stock. Bonus Restricted Stock is awarded at eighty-five percent of fair market value, based on the closing price of Federated Class B Common Stock on the NYSE on the award date and generally vests over a three-year period. Bonus Restricted Stock awards are made at eighty-five percent of fair market value in recognition of the risk of forfeiture and the delay in receiving awards earned under the Annual Incentive Plan. The Company believes that the Bonus Restricted Stock portion of the award serves to further align the interests of executive officers with those of the Shareholders.

In 2016, the Compensation Committee also granted periodic restricted stock (“Periodic Restricted Stock”) awards to executive officers under the Stock Incentive Plan. In determining whether Periodic Restricted Stock awards are appropriate and, if so, the size of such an award, the Compensation Committee holistically considers any outstanding and unvested restricted stock the executive officer holds as well as the value of equity compensation as a component of total compensation. In making its decision, the Compensation Committee also considers on a subjective basis factors such as the executive officer’s performance, changes in his or her responsibilities, promotions and general industry practices. Periodic Restricted Stock awards, for which executive officers pay the Company $3.00 per share, generally vest over a ten-year period, which Federated believes serves to align the long-term interests of executive officers with those of Federated’s Shareholders. The timing of Periodic Restricted Stock grants is driven by the Compensation Committee’s assessment of the need to compensate executive officers, not by Federated’s stock price. Grants are made only during “open” periods in which the Company has not implemented trading restrictions. Please refer to footnotes (1) and (2) of the 2016 Summary Compensation Table and footnotes (2), (3) and (4) of the 2016 Outstanding Equity Awards at Fiscal Year End Table, and the Narrative Disclosure to 2016 Summary Compensation Table and 2016 Grants of Plan-Based Awards Table, for further information relating to the Company’s awards of Bonus Restricted Stock and Periodic Restricted Stock to Named Executive Officers.

Federated does not currently award stock options to its executive officers (or its other employees).

Perquisites and Other Benefits. Federated provides a limited number of perquisites and other benefits to its executive officers that are intended to encourage the health and wellness of its executive officers and to reduce the time and attention that they must spend on non-Federated issues.

Certain executive officers are eligible for reimbursement for the initiation fees and dues associated with membership in golf and/or social clubs that have a business purpose. Such memberships provide executive officers with an appropriate forum for entertaining clients and interacting with the community. During 2016, seven executive officers were provided with on-site parking at Federated’s headquarters. Executive officers are permitted to use Federated’s corporate aircraft for a limited amount of personal use when the corporate aircraft is not being utilized for business purposes. Such personal use of the corporate aircraft must be pre-approved by the Chief Executive Officer or Chief Financial Officer. Personal use of the corporate aircraft by an executive officer results in taxable income to the executive officer determined in accordance with Internal Revenue Service regulations. For security and efficiency reasons, the Chairman, Chief Executive Officer and Chief Financial Officer are required to use the corporate aircraft for business and personal use to the greatest reasonable extent.

Executive officers are entitled to receive medical, life and disability coverage and other corporate benefits available to most of Federated’s other employees. Executive officers are also provided an annual physical, at their option.

Executive officers are eligible to participate in the Federated Investors, Inc. Profit Sharing/401(k) Plan, which is made available to substantially all of Federated’s employees.

Board Process

The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to Company and individual performance. As discussed above, the Compensation Committee also considers a variety of factors when determining annual salary and awards of bonuses under the Annual Incentive Plan or awards of Periodic Restricted Stock under the Stock Incentive Plan. The Compensation Committee not only considers a variety of factors relating to Company performance including Federated’s Operating Profits, revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in Federated’s peer group as provided in the aforementioned study conducted by Deloitte. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as the effectiveness of marketing and sales efforts. Although the Compensation Committee considers a number of different individual and corporate performance factors, no specific weighting is given to any such factor. Because Federated is a “controlled company” and does not solicit proxies, consents or authorizations from shareholders relating to the Annual Meeting, Federated is not required to hold, and, therefore, consideration is not given to the results of, a shareholder advisory vote on executive compensation pursuant to Section 14A of the Exchange Act.

Summary Compensation Table

The following table sets forth compensation information for the fiscal years ended December 31, 2016, 2015 and 2014 for Federated’s Named Executive Officers.

2016 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
J. Christopher Donahue	2016	787,500	1,023,556	2,275,000	504,134	4,590,190
President and Chief	2015	787,500	838,243	2,030,000	349,584	4,005,327
Executive Officer	2014	787,500	847,078	1,662,500	361,166	3,658,244
Thomas R. Donahue	2016	720,000	1,165,551	1,610,000	592,797	4,088,348
Chief Financial Officer and President,	2015	720,000	1,163,478	1,417,500	385,082	3,686,060
FII Holdings, Inc.	2014	720,000	1,189,295	1,260,000	363,330	3,532,625
John B. Fisher	2016	635,000	1,097,904	2,170,000	450,006	4,352,910
Vice President and President and Chief	2015	635,000	1,104,671	2,200,000	291,427	4,231,098
Executive Officer, Federated Advisory	2014	635,000	1,106,945	1,960,000	281,986	3,983,931
Companies
Paul A. Uhlman (4)	2016	375,000	2,676,844	800,000	285,100	4,136,944
Vice President and President,
Federated Securities Corp.
John W. McGonigle (5)	2016	720,000	564,731	1,750,000	308,861	3,343,592
Executive Vice President and
Chief Legal Officer

(1)	The amounts in this column reflect the aggregate grant date fair value of restricted stock awards for the fiscal years ended December 31, 2016, 2015 and 2014 (as applicable) calculated in accordance with U.S. generally accepted accounting principles applicable to stock compensation. Additional information regarding Restricted Stock awards can be found in the 2016 Grants of Plan-Based Awards Table. The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(p) of Federated’s Consolidated Financial Statements contained in Federated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(2)	The table below is provided to assist the reader in understanding the total bonus earned by each Named Executive Officer under the Annual Incentive Plan (“Total Bonus”) and the percentage of such Total Bonus allocated to Bonus Restricted Stock (“% BRS”) for each of the fiscal years ended December 31, 2016, 2015 and 2014 (as applicable).

	2016 Annual Incentive Plan		2015 Annual Incentive Plan		2014 Annual Incentive Plan
	Total Bonus ($)	% BRS	Total Bonus ($)	% BRS	Total Bonus ($)	% BRS
J. Christopher Donahue	3,250,000	30	2,900,000	30	2,375,000	30
Thomas R. Donahue	2,300,000	30	2,025,000	30	1,800,000	30
John B. Fisher	3,100,000	30	2,750,000	20	2,450,000	20
Paul A. Uhlman	1,000,000	20
John W. McGonigle	1,750,000	0

While the cash portion of the Total Bonus paid in 2017 for fiscal year 2016 is reported in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table, the portion of the fiscal year 2016 Total Bonus received in the form of Bonus Restricted Stock in 2017 is not represented. Rather, the Bonus Restricted Stock received in 2016 for fiscal year 2015 Total Bonus is included in the “Stock Awards” column for fiscal year 2016. The grant date fair value of the Bonus Restricted Stock received in 2016, 2015 and 2014 under the Annual Incentive Plan for fiscal years 2015, 2014 and 2013, respectively, was based on the NYSE closing prices of $28.34, $34.35 and $28.01, respectively, on the relevant grant dates. The closing price of the Class B Common Stock on December 30, 2016, the last day of trading in 2016, was $28.28. Bonus Restricted Stock is awarded at eighty-five percent of fair market value on the date of grant.

(3)	With respect to Mr. J. Christopher Donahue, the amount listed for 2016 reflects matching contributions under Federated’s 401(k) Plan, company-provided parking, spousal travel, a corporate gift of nominal value and an annual physical. In addition, Federated paid the premium for long-term disability insurance. It also includes a life insurance premium of $55,129, medical insurance premium of $88,571, club dues of $25,836, dividends on restricted stock of $288,103 and $28,970 that reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft. The aggregate incremental cost to Federated of personal use of the corporate aircraft is determined on a per flight basis and includes cost of fuel, landing and storage fees, crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Thomas R. Donahue, the amount listed for 2016 reflects matching contributions under Federated’s 401(k) Plan, company-provided parking, club dues and spousal travel. In addition, Federated paid the premium for long-term disability insurance. It also includes a life insurance premium of $54,309, a medical insurance premium of $119,547 and dividends on restricted stock of $381,110.

With respect to Mr. Fisher, the amount listed for 2016 reflects matching contributions under Federated’s 401(k) Plan, company-provided parking, club dues, spousal travel and an annual physical. In addition, Federated paid the premium for long-term disability insurance and a portion of the premiums for life, accidental death and medical insurance. It also includes dividends received on restricted stock of $390,847 and $25,800 that reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft.

With respect to Mr. Uhlman, the amount listed for 2016 reflects matching contributions under Federated’s 401(k) Plan, company-provided parking, spousal travel and a corporate gift of nominal value. In addition, Federated paid premiums for long-term disability and portions of the premiums for life, accidental death and medical insurance. It also includes dividends received on restricted stock of $179,804 and club dues of $75,959.

With respect to Mr. John W. McGonigle, the amount listed for 2016 reflects matching contributions under Federated’s 401(k) Plan, company-provided parking, spousal travel and an annual physical. In addition, Federated paid the premium for long-term disability insurance. It also includes a life insurance premium of $30,848, a medical insurance premium of $88,571, club dues of $48,976, dividends on restricted stock of $73,133 and $50,658 that reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft.

(4)	Mr. Uhlman was not a Named Executive Officer for the fiscal years ended December 31, 2014 and 2015. Therefore, only his 2016 compensation information is included in the Summary Compensation Table.
(5)	Mr. McGonigle was not a Named Executive Officer for the fiscal years ended December 31, 2014 and 2015. Therefore, only his 2016 compensation information is included in the Summary Compensation Table.

Grants of Plan-Based Awards

The following table sets forth information concerning cash bonuses and restricted stock awards granted to the Named Executive Officers during the fiscal year ended December 31, 2016.

2016 GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (4)	Grant date fair value of stock and option awards ($) (5)
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#)
J. Christopher Donahue	3/4/16	1/28/16							36,117	1,023,556
							—
				2,275,000	6,000,000
Thomas R. Donahue	3/4/16	1/28/16							25,219	714,706
	11/18/16	10/27/16					18,500			450,845
				1,610,000	6,000,000
John B. Fisher	3/4/16	1/28/16							22,832	647,059
	11/18/16	10/27/16					18,500			450,845
				2,170,000	6,000,000
Paul A. Uhlman	3/4/16	1/28/16							3,329	94,344
	6/15/16	6/1/16					50,000			1,364,000
	11/18/16	10/27/16					50,000			1,218,500
				800,000	6,000,000
John W. McGonigle	3/4/16	1/28/16							19,927	564,731
							—
				1,750,000	6,000,000

(1)	Compensation Committee approval date.
(2)	With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue and Fisher, the amounts in this column reflect seventy percent of the bonus each received in 2017 under the Annual Incentive Plan for fiscal year 2016. The remaining thirty percent for 2016 was received in 2017 in the form of Bonus Restricted Stock. With respect to Mr. Uhlman, the amount in this column reflects eighty percent of the bonus he received in 2017 under the Annual Incentive Plan for fiscal year 2016. The remaining twenty percent for 2016 was received in 2017 in the form of Bonus Restricted Stock. With respect to Mr. McGonigle, the amount in this column reflects one hundred percent of the bonus he received in 2017 under the Annual Incentive Plan for 2016.
(3)	The amounts reflected in this column represent Periodic Restricted Stock received in 2016 under the Stock Incentive Plan for a purchase price of $3.00 per share.
(4)	The amounts reflected in this column represent Bonus Restricted Stock received in 2016 attributed to the allocated portion of the 2015 bonus under the Annual Incentive Plan, which is generally subject to a three-year vesting period.
(5)	The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(p) of Federated’s Consolidated Financial Statements contained in Federated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Named Executive Officers pay the Company $3.00 per share for Periodic Restricted Stock awards.

Narrative Disclosure to 2016 Summary Compensation Table and 2016 Grants of Plan-Based Awards Table

Bonus Restricted Stock awards included in the “Stock Awards” column of the 2016 Summary Compensation Table were granted in partial payment of the 2015 bonus awards and generally vest in equal one-third amounts over a three-year period. The Bonus Restricted Stock is awarded at eighty-five percent of fair market value. The Bonus Restricted Stock is granted under the Annual Incentive Plan. See the discussion under the captions Bonuses and Equity Compensation in the Compensation Discussion and Analysis above for further information regarding the terms of the Annual Incentive Plan. The Bonus Restricted Stock grant date fair value is reflected under the “Grant date fair value of stock and option awards” column of the 2016 Grants of Plan-Based Awards Table.

On November 18, 2016, each of Messrs. Thomas R. Donahue and Fisher received an award of 18,500, and Mr. Uhlman received an award of 50,000, shares of Periodic Restricted Stock under the Stock Incentive Plan, which awards are reflected in the “Estimated future payouts under equity incentive plan awards” column of the 2016 Grants of Plan-Based Awards Table. Additionally, Mr. Uhlman received an award of 50,000 shares of Periodic Restricted Stock on June 15, 2016 in connection with his appointment as President of Federated Securities Corp. Each such award is governed by an accompanying 2016 Restricted Stock Award Agreement, which specifies that the shares are subject to forfeiture should a certain performance measurement not be attained. In order to satisfy the performance measurement, Federated must have Operating Profits of at least $67.50 million for the nine-month period ending September 30, 2017. In order to satisfy the performance measurement for Mr. Uhlman’s June 15, 2016 award, Federated must have had Operating Profits of at least $42.5 million for the six month period ending on December 31, 2016. For that period, Federated had Operating Profits of approximately $113.81 million thereby satisfying the performance measure for the June 15, 2016 award. Such awards are also subject to confidentiality and non-competition obligations. Recipients pay the Company $3.00 per share for Periodic Restricted Stock awards and are entitled to receive dividends on the shares which are the same as those paid on unrestricted Class B Common Stock. Periodic Restricted Stock awards granted in 2016 vest over a ten-year period with restrictions lapsing fifty percent on each of approximately the award’s fifth- and tenth-year anniversaries, except in the case of a recipient’s death or separation from employment due to disability, in which case should death or separation from employment due to disability occur prior to the fifth vesting date, the stock vests in accordance with the vesting schedule and all unvested shares at the time of death or disability are forfeited and sold back to Federated for the purchase price ($3.00/share) or should death or separation from employment due to disability occur on or after the fifth vesting date, all of the unvested shares become vested shares upon such separation from employment or death.

Federated makes a matching contribution under the Federated Investors, Inc. Profit Sharing/401(k) Plan in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions, and these amounts are included in the “All Other Compensation” column of the 2016 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unvested restricted stock awards held by the Named Executive Officers as of December 31, 2016. The Named Executive Officers held no stock options as of December 31, 2016.

	Stock Awards
Name	Grant Date		Number of shares or units of Stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)
J. Christopher Donahue	11/18/2009	(2)	10,000	282,800
	11/18/2010	(2)	11,250	318,150
	11/18/2011	(2)	12,500	353,500
	11/16/2012	(2)	16,000	452,480
	11/18/2013	(2)	17,000	480,760
	3/7/2014	(3)	10,080	285,062
	3/6/2015	(3)	16,269	460,087
	3/4/2016	(3)	36,117	1,021,389

Total			129,216	3,654,228

Thomas R. Donahue	8/17/2007	(4)	7,500	212,100
	11/18/2008	(2)	8,750	247,450
	11/18/2009	(2)	10,000	282,800
	11/18/2010	(2)	11,250	318,150
	11/18/2011	(2)	12,500	353,500
	11/16/2012	(2)	16,000	452,480
	11/18/2013	(2)	17,000	480,760
	3/7/2014	(3)	7,560	213,797
	11/18/2014	(2)	18,000	509,040
	3/6/2015	(3)	12,330	348,692
	11/18/2015	(2)	17,575	497,021
	3/4/2016	(3)	25,219	713,193
	11/18/2016	(2)	18,500	523,180

Total			182,184	5,152,163

John B. Fisher	8/17/2007	(4)	12,000	339,360
	11/18/2008	(2)	14,000	395,920
	11/18/2009	(2)	10,000	282,800
	11/18/2010	(2)	11,250	318,150
	11/18/2011	(2)	12,500	353,500
	11/16/2012	(2)	16,000	452,480
	11/18/2013	(2)	17,000	480,760
	3/7/2014	(3)	6,580	186,082
	11/18/2014	(2)	18,000	509,040
	3/6/2015	(3)	11,189	316,425
	11/18/2015	(2)	17,575	497,021
	3/4/2016	(3)	22,832	645,689
	11/18/2016	(2)	18,500	523,180

Total			187,426	5,300,407

Paul A. Uhlman	8/17/2007	(4)	2,100	59,388
	11/18/2008	(2)	2,800	79,184
	11/18/2009	(2)	4,000	113,120
	11/18/2010	(2)	4,500	127,260
	11/18/2011	(2)	3,500	98,980
	11/16/2012	(2)	8,000	226,240
	11/18/2013	(2)	4,675	132,209
	3/7/2014	(3)	1,400	39,592
	11/18/2014	(2)	4,500	127,260
	3/6/2015	(3)	1,622	45,870
	11/18/2015	(2)	3,800	107,464
	3/4/2016	(3)	3,329	94,144
	6/15/2016	(4)	50,000	1,414,000
	11/18/2016	(2)	50,000	1,414,000

Total			144,226	4,078,711

John W. McGonigle	3/7/2014	(3)	6,405	181,133
	3/6/2015	(3)	10,276	290,605
	3/4/2016	(3)	19,927	563,536

Total			36,608	1,035,274

(1)	The amounts in this column reflect a December 30, 2016, the last day of trading in 2016, closing price of $28.28 for Class B Common Stock on the NYSE.
(2)	These restricted stock awards have 10-year vesting schedules which vest 5% in each of years 1-4 and years 6-9 and 30% in each of years 5 and 10. Vested shares are still considered restricted until they are released - releases occur in years 5 (first half of shares released) and 10 (second half of shares released). Vesting schedules for the awards shown above are as follows:

Grant Date:	Vesting Schedule (vesting percentages should be applied to “Original Shares Awarded”):
11/18/2008	5% on or about November 1, 2017; 30% on November 1, 2018
11/18/2009	5% on or about November 1, 2017 and 2018; 30% on November 1, 2019
11/18/2010	5% on or about November 1, 2017, 2018 and 2019; 30% on November 16, 2020
11/18/2011	5% on or about November 1, 2017, 2018, 2019 and 5% on November 16, 2020; 30% on November 16,
2021
11/16/2012	5% on or about November 1, 2018 and 2019; 5% on November 16, 2020 and 2021; 30% on November 1,
2017 and November 16, 2022
11/18/2013	5% on or about November 1, 2017 and 2019; 5% on or about November 16, 2020, 2021, and 2022; 30%
on November 1, 2018 and on November 17, 2023
11/18/2014	5% on or about November 1, 2017 and 2018; 5% on or about November 16, 2020, 2021, 2022 and 2023; 30%
on November 1, 2019 and November 18, 2024
11/18/2015	5% on or about November 1, 2017, 2018 and 2019; 5% on or about November 16, 2021, 2022, 2023 and
2024; 30% on or about November 16, 2020 and 2025
11/18/2016	5% on or about November 1, 2017, 2018 and 2019; 5% on or about November 16, 2020, 2022, 2023,
2024 and 2025; 30% on or about November 16, 2021 and 2026

(3)	These restricted stock awards have 3-year vesting schedules vesting 33 1/3% each year for three years. Vested shares under these awards are released upon vesting. Vesting schedules for the awards shown above are as follows:

Grant Date:	Vesting Schedule (vesting percentages should be applied to “Original Shares Awarded”):
3/7/2014	Two-thirds of this award have already vested; remaining 1/3 to vest on March 3, 2017
3/6/2015	One-third of this award has already vested; remaining 2/3 to vest on March 3, 2017 (1/3) and March 6,
2018 (1/3)
3/4/2016	Vesting occurs 33 1/3% on each of March 3, 2017, March 6, 2018 and March 4, 2019

(4)	These restricted stock awards are structured identically to the 10-year November awards described in footnote (2). Vesting schedules for these awards are as follows:

Grant Date:	Vesting Schedule (vesting percentages should be applied to “Original Shares Awarded”):
8/17/2007	30% on August 1, 2017
6/15/2016	5% on or about June 15, 2017, 2018, 2019, 2020, 2022, 2023, 2024 and 2025; 30% on June 15, 2021
and 2026

Option Exercises and Stock Vested

The following table sets forth information concerning restricted stock held by the Named Executive Officers that vested during the fiscal year ended December 31, 2016. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2016.

2016 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
J. Christopher Donahue	43,299	1,165,654
Thomas R. Donahue	39,712	1,048,205
John B. Fisher	68,151	1,757,003
Paul A. Uhlman	12,043	306,364
John W. McGonigle	19,594	555,294

(1)	The value realized on vesting of stock awards is equal to the difference between the closing market price of Class B Common Stock on the NYSE on the date of vesting and the purchase price paid by the Named Executive Officer, if any, multiplied by the number of shares that vested.

Employment Agreements and Change-of-Control Agreement

Federated generally does not have employment agreements or change-of-control agreements with its executive officers. The only employment agreements Federated currently has in place with Named Executive Officers are those with Mr. John B. Fisher and Mr. Paul A. Uhlman.

On December 28, 1990, Mr. Fisher entered into an employment agreement (the “Fisher Employment Agreement”) with Federated Investors, a predecessor of Federated, in connection with his employment by Federated Investors as an officer and employee. The Fisher Employment Agreement is still in effect. Under the terms of the Fisher Employment Agreement, Mr. Fisher is subject to certain restrictions with regard to confidentiality and competition. Mr. Fisher is not permitted to disclose confidential information that he receives in the course of or as a result of his employment. Additionally, upon termination of his employment, Mr. Fisher is prohibited from directly or indirectly competing with Federated for a period of two years. Furthermore, upon termination of his employment, Mr. Fisher agrees not to directly or indirectly solicit employees of Federated to terminate their employment or contractual relations with Federated.

On October 22, 1990, Mr. Uhlman entered into an employment agreement (the “Uhlman Employment Agreement”) with Federated Securities Corp., a subsidiary of Federated, in connection with his employment by Federated Securities Corp. as a sales representative. The Uhlman Employment Agreement is still in effect. Under the terms of the Uhlman Employment Agreement, Mr. Uhlman is subject to certain restrictions with regard to confidentiality and competition. Mr. Uhlman is not permitted to disclose confidential information he receives in the course of or as a result of his employment. Additionally, upon termination of his employment, Mr. Uhlman is prohibited from directly or indirectly competing with Federated in connection with the sale of shares of money market funds or any other securities or other products and services which may be competitive for a period of two years. Furthermore, upon termination of his employment, Mr. Uhlman agrees not to directly or indirectly solicit employees of Federated to terminate their employment or contractual relations with Federated.

The only agreement Federated currently has in place with a Named Executive Officer that contains a change-of-control provision is a 2016 Restricted Stock Award Agreement entered into with Mr. Paul A. Uhlman on June 15, 2016, under the Stock Incentive Plan pursuant to which Mr. Uhlman received a total of 50,000 shares of Restricted Stock. Under the terms of the 2016 Restricted Stock Award Agreement, the shares awarded vest over a ten-year period with restrictions lapsing on fifty percent of the award on each of approximately the award’s fifth- and tenth- year anniversaries, respectively. In certain circumstances where there is a change-of-control (as described below), the vesting of the shares is accelerated. For this accelerated vesting to occur: (a) there must be a change in ownership of fifty-one percent or greater of the Class A Common Stock of Federated; and (b) one of the following must occur (i) Mr. Uhlman’s employment agreement is terminated other than “for cause” (as defined in the Agreements) by Federated or its successor during the six-month period before or the first two-year period following a change in ownership or (ii) a constructive termination (as defined in the 2016 Restricted Stock Award Agreement) occurs prior to the occurrence of events which would permit a termination “for cause” during the first two-year period following a change of ownership. If this “double-trigger” provision is satisfied, then any portion of the award not vested will fully vest. Assuming that the aforementioned events occurred on December 31, 2016, thereby satisfying the “double-trigger” provision, the shares of Restricted Stock awarded to Mr. Uhlman pursuant to the 2016 Restricted Stock Award Agreement that were not vested would have become fully vested with an approximate value of $1,414,000 which would include $150,000 Mr. Uhlman paid for his shares. Such events, however, did not occur.

TRANSACTIONS WITH RELATED PERSONS

During 2016, Mr. Richard B. Fisher, a co-founder of Federated and father of Mr. John B. Fisher, Vice President of Federated, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was provided a salary of eight hundred thousand dollars for his services throughout the year. During 2016, Mr. John F. Donahue, a co-founder and Chairman Emeritus and father of J. Christopher Donahue, President, Chief Executive Officer and Chairman of Federated, and Thomas R. Donahue, Executive Vice President, Chief Financial Officer and Treasurer of Federated, was compensated two million eight hundred eighty five thousand and six dollars in his position as Chairman through April 28, 2016 and Chairman Emeritus thereafter.

Pursuant to a Shareholder Services Agreement between The Beechwood Company, L.P. (“Beechwood”) and Federated Securities Corp., a subsidiary of Federated, as agent for certain Federated Funds (the “Funds”), Beechwood provides customary shareholder services to its customers that are shareholders of the Funds. In return, Beechwood receives service fees from the Funds. During the fiscal year ended December 31, 2016, Beechwood received $123,164 from the Funds for its services. Certain members of the Donahue family, including Messrs. John F. Donahue, J. Christopher Donahue and Thomas R. Donahue, have direct and indirect ownership interests in Beechwood.

CONFLICT OF INTEREST POLICIES AND PROCEDURES

Federated maintains a Code of Business Conduct and Ethics (the “Code”). The Code applies to each director, officer and employee of Federated (each a “Covered Person”). The Code specifically addresses a variety of conflicts of interest, including transactions with related persons. The Code also sets forth guidance for Covered Persons with regard to general conflict of interest scenarios where an individual’s private interests interfere in any way with the interests of Federated as a whole. Federated relies on the integrity and undivided loyalty of Covered Persons to maintain the highest level of objectivity in performing their duties.

Covered Persons are expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Federated. Covered Persons are responsible for avoiding any misconduct or perceived conflicts of interest. Accordingly, employees are expected to use prudent behavior and discretion in all transactions and relationships and are required to make prompt and complete disclosure of any possible or probable conflict of interest to their direct supervisor or manager, human resources, or the Internal Compliance Committee, as described below. Non-management directors are also expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Federated as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. As a general rule, Covered Persons should never receive a payment or anything of value in exchange for a decision involving Federated’s business, with limited exceptions for token gifts of nominal value. Additionally, Covered Persons generally may not have any direct or indirect financial interest in, or any business relationship with, a person or entity that does business with Federated or is a competitor of Federated. This policy does not apply to an arms-length purchase of goods or services for personal or family use or to the ownership of less than five percent of the shares of a publicly traded company. Other arms-length business relationships with Federated and/or the Federated Funds may be permissible provided such business relationships are disclosed to, reviewed and approved by the Internal Compliance Committee (as detailed below). Furthermore, Covered Persons should not engage in outside jobs or activities that compete with Federated in any way. Except in certain limited circumstances, any employee who is invited to join the board of directors or to serve as an officer of another organization must obtain the approval of the Internal Compliance Committee. The Code requires directors who are invited to serve on other boards to promptly notify Federated’s Chief Executive Officer and Chairman.

The Code is administered by an Internal Compliance Committee, which consists of Federated’s General Counsel, Chief Compliance Officer, Chief Risk Officer and Chief Audit Executive. As previously discussed, the Code requires Covered Persons to disclose to the Internal Compliance Committee any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, their judgment or decisions. The Internal Compliance Committee then determines if there is a conflict and, if so, how to resolve it without compromising the interests of Federated, the Federated Funds or other accounts, as applicable. When necessary, the Internal Compliance Committee will bring matters to the Chief Legal Officer, senior staff or the Board for final resolution.

A written copy of the Code is available on Federated’s website at FederatedInvestors.com by first clicking on “About Federated”, “Investor Relations” and then “Corporate Governance.”

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than five percent of the outstanding shares of Class A Common Stock as of February 28, 2017.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989	9,000	100.0%
c/o The Beechwood Company, L.P.
Suite 850
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3716

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. J. Christopher Donahue, Federated’s President and Chief Executive Officer and Chairman of the Board, Thomas R. Donahue, Federated’s Vice President, Chief Financial Officer, and Treasurer, and a member of the Board, and Rhodora J. Donahue, their mother, for the benefit of certain members of the Donahue family. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law. The address for the trustees of the Voting Trust is the same address shown in the above table.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of February 28, 2017 by (i) each of the current directors of Federated, (ii) the Named Executive Officers of Federated, and (iii) all executive officers and current directors of Federated as a group. As of February 28, 2017 there were 101,666,183 shares of Class B Common Stock outstanding.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percent of Class
J. Christopher Donahue (3)	2,843,439	2.7%
Thomas R. Donahue (4)	1,865,047	1.8%
John W. McGonigle (5)	1,534,853	1.5%
John B. Fisher (6)	527,942	*
Paul A. Uhlman	169,228	*
Michael J. Farrell (7)	78,200	*
David M. Kelly (8)	42,300	*
Marie Milie Jones	5,500	*
All executive officers and current directors as a group (13 persons)	7,350,618	7.1%

*	Less than 1%.
(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.
(2)	Does not include an aggregate of 30,654 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the Federated Investors, Inc. Profit Sharing/401(k) Plan.
(3)	Includes 592,766 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 592,766 shares for which he has powers of attorney); 37,117 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 37,117 shares for which he acts as custodian); 341,542 shares owned by The Beechwood Company, L.P., a limited partnership of which Beechmax, Inc. is general partner, Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 340,959 shares owned by The Beechwood Company, L.P.); and 82 shares owned by AWOL, Inc., Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of AWOL, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of all 82 shares owned by AWOL, Inc.).
(4)	Includes 4,409 shares owned by Mrs. Thomas R. Donahue; 8,350 shares for which Mr. Thomas R. Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 8,350 shares for which he acts as custodian); 655,550 shares owned by Maxfund Partners, L.P., a limited partnership of which Maxfund, Inc. is the general partner, Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 630,960 shares owned by the Maxfund Partners, L.P.); 341,542 shares owned by The Beechwood Company, L.P., a limited partnership of which Beechmax, Inc. is general partner, Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 335,907 shares owned by The Beechwood Company, L.P.); 190,134 shares owned by immediate family members living in his household (Mr. Thomas R. Donahue disclaims beneficial ownership of all 190,134 shares); 82 shares owned by AWOL, Inc., Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of AWOL, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of all 82 shares owned by AWOL, Inc.); and 50,000 shares owned by a family trust, for which Mr. Thomas R. Donahue is a trustee (Mr. Thomas R. Donahue disclaims beneficial ownership of all 50,000 shares owned by the family trust).
(5)	Includes 234,873 shares owned by 713 Investment Partners, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner (Mr. McGonigle and his wife are shareholders and directors of 713 Investment Corporation); 942,675 shares owned by the John W. McGonigle Revocable Trust; and 357,305 shares owned by the Mary Ita McGonigle Revocable Trust. Mr. McGonigle disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.
(6)	Includes 40,000 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner. Mr. Fisher disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.
(7)	Includes 9,000 stock options that are currently exercisable; 20,000 shares owned by the Farrell Family Partnership 2nd, a limited partnership of which Mr. Farrell is the sole owner of the corporate general partner; and 7,500 shares owned by the Michael J. Farrell Charitable Remainder Unit Trust. Mr. Farrell disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.
(8)	Includes 9,000 stock options that are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. Based on a review of any Forms 3 and 4 (and amendments) furnished to Federated during, and Forms 5 (and amendments) furnished to Federated with respect to, the fiscal year ended December 31, 2016, all reports required by Section 16(a) of the Exchange Act during the fiscal year were timely filed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for 2016 and continues to serve as the independent registered public accounting firm for Federated. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees are for services rendered by Ernst & Young LLP for the audit of Federated’s financial statements for the fiscal years ended December 31, 2016 and December 31, 2015, the audit of internal control over financial reporting for the fiscal years ended December 31, 2016 and December 31, 2015, the review of the financial statements in Federated’s Forms 10-Q for the fiscal years ended December 31, 2016 and December 31, 2015, and other billings for services rendered to Federated:

	2016	2015
Audit Fees:	$2,141,302	$1,996,158
Audit-Related Fees:	$101,848	$101,848
Fees for audit-related services primarily include due diligence, agreed upon procedures, audits of the employee benefit plan and other attest services
Tax Fees:	$149,154	$154,106
Fees for tax services primarily include international tax compliance, tax advice and tax planning
All Other Fees:	$322,196	$138,585
Fees for other services primarily include certain Federated-sponsored product-related tax assistance, portfolio scanner services and audits, and certain advisory services

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of all audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated’s independent registered public accounting firm, subject to the de minimus exception for non-audit services described in Section 10A(i)(1) subparagraph (B) of the Exchange Act. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee annually, or more frequently (if necessary), reviews and pre-approves the services that may be provided by the independent registered public accounting firm. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is twelve months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement with respect to the provision of non-audit services if: (i) the aggregate amount of all such non-audit services provided constitutes not more than five percent of the total amount of fees paid by Federated to its independent registered public accounting firm during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the independent registered public accounting firm to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee reports any pre-approval decisions to the Audit Committee at its scheduled meetings. All fees paid to Ernst & Young LLP for the years ended December 31, 2016 and 2015 were pre-approved by the Audit Committee in accordance with this policy.

APPROVAL OF THE ANNUAL INCENTIVE PLAN

Federated wishes to have its Class A Common Stock shareholders approve the Annual Incentive Plan. At the Board’s January 26, 2017 meeting, the Board reviewed the amended Annual Incentive Plan, including the requirement under Section 162(m) of the Internal Revenue Code of 1986 that the Plan be approved by Federated’s shareholders at least once every five years (or whenever there is a material amendment). At the Board’s February 23, 2017 meeting, the Board approved the amended Annual Incentive Plan and the submission of the amended Annual Incentive Plan to, and recommended the amended Annual Incentive Plan for approval by, the shareholders of Federated entitled to vote on such approval at the 2017 Annual Meeting. The Annual Incentive Plan was last approved by Federated’s Class A shareholder on April 26, 2012, and the Annual Incentive Plan was not materially amended since that time.

Regarding the amendments to the Annual Incentive Plan that have been approved by the Board, the proposed changes are intended to better align certain wording in the Annual Incentive Plan with language changes that are being made in Federated’s sales incentive plans and communications for its employees. Certain changes are being proposed for clarification as a matter of good practice. The remaining changes are clean-up in nature.

Under the proposed Annual Incentive Plan, each executive officer participating in the Annual Incentive Plan would be eligible for a maximum performance bonus of a dollar amount specified by the Compensation Committee. The maximum performance bonus that can be awarded by the Compensation Committee to a Participant, as defined in the Annual Incentive Plan, for any performance period cannot exceed $6,000,000. Federated wishes to approve the amended Annual Incentive Plan in order to preserve the Company’s federal income tax deduction for incentive compensation paid to our executive officers based on the attainment of established performance goals pursuant to Section 162(m) of the Internal Revenue Code. We generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. As executive officers, including executive officers who may also be directors, are expected to receive bonuses under the Annual Incentive Plan, such persons may be deemed to have a direct or indirect interest in this matter.

SUMMARY OF THE PLAN

The following summary of the Annual Incentive Plan is qualified in its entirety by reference to the complete text of the amended Annual Incentive Plan, a copy of which is provided herein as Exhibit A.

Purpose

The purpose of the Annual Incentive Plan is to advance the success of Federated and to thereby increase shareholder value by promoting the attainment of significant business objectives by Federated and basing a portion of the annual compensation of selected executive officers on the attainment of such objectives.

Administration

The Annual Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Annual Incentive Plan, the Compensation Committee, among other things, has full authority and discretion to determine eligibility for participation in the Annual Incentive Plan, make awards under the Annual Incentive Plan, establish the terms and conditions of such awards, and determine whether certain goals and measures for any award have been achieved. The Compensation Committee’s determinations under the Annual Incentive Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Compensation Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable.

Eligibility and Participation

Participation in the Annual Incentive Plan is limited to executive officers (who may also be members of the Board of Directors) who are determined by the Compensation Committee to be eligible for participation in the Annual Incentive Plan. Unless otherwise determined by the Compensation Committee, the Chairman of the Board, the Chief Executive Officer, and any executive officer who is a member of the Board of Directors or is designated as a member of the Chief Executive Officer’s senior staff are eligible to participate in the Annual Incentive Plan.

Performance Measures

The Compensation Committee may, in its discretion, from time to time make awards to Participants based upon such methods as may be established by the Compensation Committee. With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee conditions each award upon Federated’s achievement of one or more performance goals with respect to one or more performance measures established by the Compensation Committee. For purposes of the Annual Incentive Plan, “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Compensation Committee, applied to either Federated as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) revenues; (ii) operating income; (iii) net income; (iv) earnings per share; (v) operating expenses; (vi) assets under management; (vii) product sales or market share; (viii) the performance of the Common Stock; (ix) the investment performance of Federated products; (x) Operating Profits; (xi) identification of business opportunities; (xii) product completion; and (xiii) satisfaction of operational and/or management performance objectives including completion and/or integration of acquisitions, dispositions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

Certification and Payment of Awards

Prior to any payment being made under the Annual Incentive Plan, the Compensation Committee certifies in writing the achievement of the applicable performance goals and any other material terms relating to the award.

The Compensation Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within Federated’s industry; (iii) Federated’s financial results and conditions; or (iv) such other factors or conditions that the Compensation Committee deems relevant. In distributing awards made under the Annual Incentive Plan, the Compensation Committee has discretion as to how awards are paid. The Compensation Committee may pay the awards out in cash, which may be in installments, or may pay all or a portion of the award in stock-based compensation. Additionally, the Compensation Committee may also permit a Participant to elect to receive, in lieu of receiving cash, all or a portion of the award in stock-based compensation.

Maximum Amount Available for Awards

The maximum amount of an award that may be earned by a Participant under the Annual Incentive Plan for any performance period may not exceed $6,000,000.

Termination of Employment

Unless otherwise determined by the Compensation Committee, Participants who have terminated their employment with Federated for any reason prior to the actual payment of an award, shall forfeit any and all rights to payment under any awards then outstanding under the terms of the Annual Incentive Plan and the award. Because such a Participant will not be employed on the payment date, such Participant shall not have earned the award or fulfilled a condition precedent to the receipt of the award.

Non-Transferability

A Participant’s rights under the Annual Incentive Plan, including the right to amounts payable, may not be assigned, pledged or otherwise transferred except in the event of a Participant’s death, in which case it may be transferred to the Participant’s designated beneficiary or, in the absence of such a designator, by will or by the laws of descent and distribution.

Other Compensation Plans

Nothing contained in the Annual Incentive Plan shall prevent Federated from adopting other or additional compensation arrangements for employees of Federated, including arrangements that are not intended to comply with Section 162(m) of the Internal Revenue Code.

Amendment and Termination

The Board of Directors may modify, amend, or terminate the Annual Incentive Plan at any time-provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Compensation Committee to be due and owing to the Participant under the Annual Incentive Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Annual Incentive Plan to the contrary, the Compensation Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Annual Incentive Plan to the extent necessary to conform to the provisions of the Annual Incentive Plan with Section 409A or Section 162(m) of the Internal Revenue Code or the regulations promulgated thereunder regardless of whether such modification, amendment, or termination of the Annual Incentive Plan shall adversely affect the rights of a Participant under the Annual Incentive Plan.

New Plan Benefits

The amount of awards payable under the Annual Incentive Plan, if any, are not determinable. The potential amount payable to any Participant depends on the performance goals established for the Participant, the determination as to whether the performance goals were met and the discretion of the Compensation Committee. For information regarding awards granted to our Named Executive Officers during 2016, see the 2016 Grants of Plan-Based Awards table on page 18.

EXHIBIT A

FEDERATED INVESTORS, INC.

ANNUAL INCENTIVE PLAN

Approved by Shareholders April 24, 2002

Amended as of May 13, 2002

Amended as of July 23, 2002

Amended as of February 5, 2004

Amended as of January 25, 2007

Approved by Shareholders April 26, 2012

ARTICLE I - GENERAL PROVISIONS

1.1	Purpose

The purpose of the Federated Investors, Inc. Annual Incentive Plan (the “Plan”) is to advance the success of Federated Investors, Inc. and to thereby increase shareholder value by promoting the attainment of significant business objectives by the Company and basing a portion of the annual compensation of selected officers on the attainment of such objectives. The Plan is designed to: (i) further align the interests of Participants with the interests of the Company’s shareholders, (ii) reward Participants for creating shareholder value as measured by objectively determinable performance goals, and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

1.2	Definitions

For the purpose of the Plan, the following terms shall have the meanings indicated:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(c)	“Company,” means Federated Investors, Inc. and solely for purposes of determining (i) eligibility for participation in the Plan, (ii) employment, and (iii) the calculation of any Performance Goal or establishment of any Performance Measure, any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan. For purposes of this Plan, the term “Company” shall also include any successor to Federated Investors, Inc.

(d)	“Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

(e)	“Common Stock” means the Company’s Class B Common Stock, no par value per share.

(f)	“Fair Market Value” means, on any date, the closing sale price of one share of Common Stock, as reported on the New York Stock Exchange or any national securities exchange on which the Common Stock is then listed or on the NASDAQ Stock Market’s National Market (“NNM”) if the Common Stock is then quoted thereon, as published in the Wall Street Journal or another newspaper of general circulation, as of such date or, if there were no sales reported as of such date, as of the last date preceding such date as of which a sale was reported. In the event that the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NNM, Fair Market Value shall be the closing bid price as reported by the NASDAQ Stock Market or The NASDAQ SmallCap Market (if applicable), or if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported. In the event that the Common Stock is not listed on the New York Stock Exchange, a national securities exchange or NNM, and is not listed for quotation on The NASDAQ Stock Market or The NASDAQ SmallCap Market, Fair Market Value shall be determined in good faith by the Committee in its sole discretion, and for this purpose the Committee shall be entitled to rely on the opinion of a qualified appraisal firm with respect to such Fair Market Value, but the Committee shall in no event be obligated to obtain such an opinion in order to determine Fair Market Value.

(g)	“Forfeit” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss of any opportunity to earn compensation, or the loss of any payment of compensation by the Company under the Plan or any award granted thereunder.

(h)	“Operating Profits” means for the applicable Performance Period, the Company’s total revenue less distributions to minority interests and less total expenses (excluding amortization of intangible assets, impairment losses and debt expenses, including, without limitation, interest and loan fees) as reflected in the Company’s audited or unaudited financial statements as filed with the Securities and Exchange Commission.

(i)	“Participant” means any person: (1) who has satisfied the eligibility requirements set forth in Section 1.4; (2) to whom an award has been made under the Plan; and (3) whose award remains outstanding under the Plan.

(j)	“Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(k)	“Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) revenues; (ii) operating income; (iii) net income; (iv) earnings per share; (v) operating expenses; (vi) assets under management; (vii) product sales or market share; (viii) the performance of the Common Stock; (ix) the investment performance of Company products; (x) Operating Profits; (xi) identification of business opportunities; (xii) product completion; and (xiii) satisfaction of operational and/or management performance objectives including completion and/or integration of acquisitions, dispositions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder and unless otherwise determined by the Committee at the time the Performance Goals are established, the Committee, in applying the Performance Goals, shall exclude the effect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs that have been approved by the Board; reductions in force and early retirement incentives; and any extraordinary, unusual, infrequent or non-recurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles.

(l)	“Performance Period” means, in relation to any award, the calendar year, or other period of 12 months or less for which a Participant’s performance is being calculated with each such period constituting a separate Performance Period.

1.3	Administration

(a) The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any award have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. The Committee may, with respect to Participants whom the Committee determines are not likely to be subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s Chairman, President or Chief Executive Officer as it deems appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

(c) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A, the regulations issued thereunder or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.) In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

1.4	Eligibility and Participation

Participation in the Plan shall be limited to officers (who may also be members of the Board) who are determined by the Committee to be eligible for participation in the Plan and, unless otherwise determined by the Committee, the Chairman of the Board, the Chief Executive Officer and any executive who is a member of the Board or is designated as a member of the Chief Executive Officer’s senior staff shall be eligible to participate in the Plan.

ARTICLE II - AWARD TERMS

2.1	Granting of Awards

The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant may earn compensation. The amount of a Participant’s award may be based on such methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount of an award that may be earned under the Plan by any Participant for any Performance Period shall not exceed USD $6,000,000.

2.2	Establishment of Performance Goals

With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goals with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided, however, that for a Performance Period of less than one year, the Performance Measure must be established prior to the lapse of 25% of the Performance Period. In addition to establishing a minimum performance level below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than a target award may be paid so long as the Performance Goals have been exceeded.

2.3	Other Award Terms

The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

2.4	Certification of Achievement of Performance Goals

The Committee shall, prior to any payment under the Plan, certify in writing the extent, if any, that the Performance Goal(s) and any other material terms have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

2.5	Distribution of Awards

Awards shall be paid as promptly as practicable (but in no event later than 2 1⁄2 months after the close of the fiscal year in which the Performance Period ends) after the Committee has certified in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Notwithstanding the foregoing, the Committee may, in its sole discretion: (i) determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee; (ii) permit a Participant to elect to receive, in lieu of receiving cash, all or a portion of the total award value in the form of Common Stock, restricted Common Stock, non-qualified stock options to purchase Common Stock, or such other stock-based award as maybe authorized by the Committee; and (iii) satisfy the payment of all or a portion of the total award value in the form of Common Stock, restricted Common Stock, non-qualified stock options to purchase Common Stock, or such other stock-based award as may be authorized by the Committee. Any stock-based award granted as payment of an award shall be granted pursuant to the Federated Investors, Inc. Stock Incentive Plan or any successor thereto; provided, however, that any non-qualified stock option to purchase Common Stock shall have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant. The number of stock options to be granted shall be determined by the Committee and shall be based upon the value of the options as determined under the Black-Scholes option-pricing model or such other option valuation model or calculation that the Committee, in its sole discretion, shall determine is appropriate. The number of any other stock-based awards to be granted shall be determined by such methods or procedures as the Committee, in its sole discretion, shall determine is appropriate.

2.6	Termination of Employment

Unless otherwise determined by the Committee, Participants who have terminated employment with the Company for any reason prior to the actual payment of an award, shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and the award. Because such a Participant will not be employed on the payment date, such Participant shall not have earned the award or fulfilled a condition precedent to the receipt of the award.

ARTICLE III - OTHER PROVISIONS

3.1	Withholding Taxes

Whenever the Company is required to satisfy income or employment tax withholding requirements with respect to an award under the Plan, the Company shall have the right to withhold from the payment of any such award, or require the Participant to remit to the Company prior to or contemporaneous with the payment of any such award, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto and such other deductions as may be authorized by the Participant or as required by applicable law.

3.2	Adjustments

Awards may be adjusted by the Committee in the manner and to the extent it determines to be appropriate to reflect stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, reclassifications or other relevant changes in capitalization occurring after the date of the award; provided, however, that the Committee may not make any such adjustment with respect to any award to an individual who is then a “covered employee” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Code, or any successor provision, if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m).

3.3	No Right to Employment

Nothing contained in the Plan or in any award shall confer upon any Participant any right with respect to continued employment with the Company or its subsidiaries or affiliates, nor interfere in any way with the right of the Company or its subsidiaries or affiliates to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

3.4	Nontransferability

A Participant’s rights under the Plan, including the right to amounts payable may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution.

3.5	Unfunded Plan

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

3.6	Foreign Jurisdictions

The Committee shall have the authority to adopt, amend, or terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign countries in order to promote achievement of the purposes of the Plan.

3.7	Other Compensation Plans

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company, including arrangements that are not intended to comply with Section 162(m) of the Code.

3.8	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

ARTICLE IV - AMENDMENT AND TERMINATION

The Board of Directors may modify, amend, or terminate the Plan at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code or the regulations promulgated thereunder regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

ARTICLE V - EFFECTIVE DATE

The Plan, as amended, shall become effective immediately upon the approval and adoption thereof by the Board; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s shareholders.

Federated Investors, Inc.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

1-800-341-7400

FederatedInvestors.com

(3/17)

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Federated Investors, Inc.

2017 ©Federated Investors, Inc.